Sub-Item 77Q1(b): Copies of the Text of Any Proposal Described in Sub-Item 77D

The changes with respect to the Goldman Sachs Bond Fund (formerly the Goldman Sachs Core Fixed Income Fund) described above under Sub-Item 77D are described in the supplement to the Funds prospectus, filed pursuant to Rule 497 under the Securities Act of 1933 with the Securities and Exchange Commission on August 15, 2014 (Accession No. 0001193125-14-311506), which is incorporated herein by reference.